UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 5, 2019
Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

933 MacArthur Boulevard
Mahwah, New Jersey 07430
(Address of principal executive offices, including zip code)

(551) 777-6700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Offer Letter with Brian Lynch

On April 5, 2019 (the “Effective Date”), Ascena Retail Group, Inc. (the “Company”) and Brian Lynch, the Company’s President and Chief Operating Officer, entered into an amended and restated employment offer letter (the “2019 Employment Offer Letter”). The 2019 Employment Offer Letter supersedes and replaces all prior offer letters between the Company and Mr. Lynch, including offer letters dated October 4, 2016 and June 12, 2017.

The material terms of the 2019 Employment Offer Letter are summarized below.

Mr. Lynch will continue to receive an annual base salary of $1,000,000, and will continue to be eligible to participate in the Company’s seasonal performance–based incentive compensation program, with a target level equal to 125% of annual base salary (with a maximum payout of 200% of target, or $2,500,000). Mr. Lynch will continue to be eligible for annual long-term incentive awards under the Ascena 2016 Omnibus Incentive Plan, as amended or any other applicable incentive plan, and will have a target level equal to 250% of his annual base salary.

Solely with respect to events occurring on or prior to March 5, 2019, and subject to Mr. Lynch’s continued employment, Mr. Lynch will be permitted to resign during the period beginning on October 1, 2019 and ending on October 30, 2019 (the “Window Period”). If Mr. Lynch resigns during the Window Period, his resignation will be deemed a “Non-Change in Control Termination” within the meaning of the Ascena Retail Group, Inc. Executive Severance Plan (the “ESP”) entitling Mr. Lynch to severance payments and benefits pursuant to and in accordance with the ESP (as in effect on the Effective Date), which requires Mr. Lynch to execute and not revoke Ascena’s standard form of release (the “Release”) and to comply with non-competition and non-solicitation restrictions following termination. In addition to any severance benefits Mr. Lynch would be entitled to receive under the ESP, if the Company terminates Mr. Lynch’s employment without “Cause” (as defined in the ESP) on or prior to September 30, 2019, the Company will pay Mr. Lynch a lump sum payment equal to the base salary he would have received from the date of termination through September 30, 2019.

If, following the Effective Date but prior to a Change in Control (as defined in the ESP), Mr. Lynch terminates his employment due to a material adverse change in his duties and responsibilities that occurs without his consent and that is not directly or indirectly related in any respect to any of the events that occurred on or prior to March 5, 2019, Mr. Lynch’s termination would be treated as a Non-Change in Control Termination for purposes of his right to receive severance benefits under and pursuant to the terms and conditions of the ESP (including execution and non-revocation of the Release and compliance with non-competition and non-solicitation restrictions following termination).

The 2019 Employment Offer Letter does not affect Mr. Lynch’s participation in the Company’s Transformation Bonus Program or his outstanding equity and other long-term incentive awards.

The foregoing description of the 2019 Employment Offer Letter is qualified in its entirety by reference to the full text of the Employment Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No	Description

10.1	2019 Employment Offer Letter, dated April 5, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC.

Date: April 8, 2019	By:	/s/ Dan Lamadrid
Name: Dan Lamadrid
Title: Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)